UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2005

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33395	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 18, 2005, Peach State Health Plan, Inc., a subsidiary of Centene, entered into a contract with the Georgia Department of Community Health (DCH) to provide healthcare benefits and services to Medicaid and SCHIP recipients in the Atlanta and Central Regions of the State of Georgia. Membership operations commence January 1, 2006. The initial contract runs through June 30, 2006, and is subject to six, one-year renewal options. The agreement may be terminated by DCH under the terms specified in the contract.

The contract is included as Exhibit 10.1 to this current report. The above description is qualified in its entirety by reference to such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 20, 2005, in connection with our acquisition of AirLogix, Inc. (AirLogix) discussed under Item 8.01, we borrowed $35 million from our $100 million revolving credit agreement with various financial institutions and LaSalle Bank National Association as administrative agent and arranger. The borrowed funds may be repaid at any time before the expiration date of the credit agreement, which is September 14, 2009. We currently have $75 million in borrowings outstanding under the agreement. For a description of the material terms of our revolving credit agreement see the Form 8-K filed with the Securities and Exchange Commission on September 16, 2004.

Item 8.01.	Other Events

On July 21, 2005, we acquired AirLogix, a respiratory disease management provider. Under the terms of the agreement, we paid approximately $35 million in cash. If certain performance criteria are achieved, additional consideration of up to $5 million may be paid. AirLogix will be managed by our wholly-owned specialty services subsidiary, CenCorp Health Solutions.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

See Exhibit index attached hereto

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Centene Corporation

Date: July 22, 2005	By:	/s/ Michael F. Neidorff
Michael F. Neidorff
Chairman and CEO

Exhibit Index

Exhibit No.	Description
10.1	Contract Between the Georgia Department of Community Health and Peach State Health Plan, Inc. for Provision of Services to Georgia Healthy Families